                                                                    EXHIBIT 11.2

                               NOVA CORPORATION
                 COMPUTATION OF HISTORICAL EARNINGS PER SHARE

                                                    Three Months Ended
                                                          March 31,
                                                   -----------------------
                                                      1995       1996
                                                      ----       ----

PRIMARY
Weighted average Common Stock outstanding during
  the period                                         1,671,296  11,490,802
Cheap Stock (1)                                         51,022      28,053
Dilutive effect of common stock equivalents                 --   2,575,717
                                                   -----------  ----------
     Total                                           1,722,318  14,094,571
                                                   ===========  ==========

Net income (loss)                                  ($1,599,000) $1,115,000
Less: Preferred Stock dividends                        913,826   1,000,388
                                                   -----------  ----------
Net income (loss) available for Common Stock and
  common stock equivalents                         ($2,512,826)   $114,612
                                                   ===========  ==========

Per share amount                                        ($1.46)      $0.01
                                                   ===========  ==========



FULLY DILUTED
Weighted average Common Stock outstanding during
  the period                                        1,671,296   11,490,801
Cheap Stock(1)                                         51,022       28,053
Dilutive effect of common stock eqivalents                 --    2,575,717
                                                   ----------   ----------
    Total                                           1,722,318   14,094,571
                                                   ==========   ==========

Net income (loss)                                 $(1,599,000)  $1,115,000
Less:  Preferred Stock dividends                      913,826    1,000,388
                                                   ----------   ----------

Net income (loss) available for Common Stock and
  common stock equivalents                        $(2,512,826)    $114,612
                                                  ===========  ===========
Pe share amount                                        $(1.46)       $0.01
                                                  ===========  ===========
__________

(1) Pursuant to Securities and Exchange Commission Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("Cheap Stock") during the twelve months immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented.